                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the registrant    [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]    Preliminary proxy statement                            [ ]    Confidential, for use of the Commission Only
[X]    Definitive proxy statement                                    (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive additional materials
[ ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        PHOENIX INTERNATIONAL LTD., INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

                        PHOENIX INTERNATIONAL LTD., INC.
                           500 INTERNATIONAL PARKWAY
                            HEATHROW, FLORIDA 32746


                                                                 April 12, 2000


Dear Shareholder:

         We cordially invite you to attend our 2000 Annual Meeting. The meeting will be held on Friday, May 5, 2000, at 9:00 a.m. local time at our corporate headquarters located at 500 International Parkway, Heathrow, Florida 32746. We are conducting the Annual Meeting for the following purposes:

         1. To elect four directors to serve on the Board of Directors;

         2. To vote on a proposal to amend the 1996 Director Stock Option Plan to increase the shares reserved for issuance and provide for the grant of options to directors of Phoenix and its subsidiaries in different amounts and at different times than before;

         3. To vote on a proposal to amend the 1995 Employee Stock Option Plan to increase the shares reserved for issuance; and

         4. To transact any other business properly coming before the Annual Meeting.

         We have included a copy of our Annual Report with this proxy statement. We encourage you to read the Annual Report. It includes our 1999 financial statements and information on our operations, markets, products, and services.

         Please review the enclosed materials carefully. Whether or not you plan to attend the Annual Meeting, please promptly return your proxy card in the enclosed postage pre-paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

         Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented. We look forward to seeing you at the meeting.

                                         Sincerely,

                                         /s/ Bahram Yusefzadeh

                                         Bahram Yusefzadeh
                                         Chairman of the Board of Directors and
                                         Chief Executive Officer

                        PHOENIX INTERNATIONAL LTD., INC.
                           500 INTERNATIONAL PARKWAY
                            HEATHROW, FLORIDA 32746



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 5, 2000


         The 2000 Annual Meeting of Shareholders of Phoenix International Ltd., Inc. will be held on Friday, May 5, 2000, at 9:00 a.m. local time at Phoenix's corporate headquarters located at 500 International Parkway, Heathrow, Florida 32746, for the following purposes:

         1. To elect four directors to serve on the Board of Directors;

         2. To vote on a proposal to amend the 1996 Director Stock Option Plan to increase the shares reserved for issuance and provide for the grant of options to directors of Phoenix and its subsidiaries in different amounts and at different times than before;

         3. To vote on a proposal to amend the 1995 Employee Stock Option Plan to increase the shares reserved for issuance; and

         4. To transact any other business properly coming before the Annual Meeting.

         Shareholders owning shares of common stock of Phoenix at the close of business on March 15, 2000, are entitled to attend and vote at the meeting. In accordance with the Florida Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting shall be open to the examination of any shareholder, his agent or attorney for any purpose relevant to the Annual Meeting upon written notice, all as provided by the Florida Business Corporation Act, during regular business hours at our corporate headquarters located at 500 International Parkway, Heathrow, Florida 32746, from April 12, 2000 to May 4, 2000, and the list shall be available for inspection at the Annual Meeting by any shareholder that is present.

                                         By Order of the Board of Directors,

                                         /s/ Bahram Yusefzadeh

                                         Bahram Yusefzadeh
                                         Chairman of the Board of Directors and
                                         Chief Executive Officer

April 12, 2000

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                        PHOENIX INTERNATIONAL LTD., INC.
                           TO BE HELD ON MAY 5, 2000


         Our Board of Directors is soliciting your proxy for the 2000 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Friday, May 5, 2000 at Phoenix's corporate headquarters located at 500 International Parkway, Heathrow, Florida 32746. Voting materials, including this proxy statement, the proxy card, and the Annual Report, are first being mailed to the shareholders on or about April 12, 2000.

         YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS PROXY STATEMENT BEFORE RETURNING YOUR PROXY.


                           VOTING AND RELATED MATTERS

Q:  WHAT AM I VOTING ON?

A:  You are being asked to vote on:

         -        the election of four directors;
         -        a proposal to amend the 1996 Director Stock Option Plan;
         -        a proposal to amend the 1995 Employee Stock Option Plan; and
         -        any other matter properly brought before the meeting.

Q:  WHO IS ENTITLED TO VOTE?

A: Persons who are Shareholders of Phoenix as of the close of business on March 15, 2000, the official record date, are entitled to vote at the meeting.

Q:  HOW MANY SHARES CAN BE VOTED?

A: As of March 15, 2000, 9,410,172 shares of common stock were issued and outstanding. Each shareholder of common stock is entitled to one vote for each share held.

Q:  HOW DO I VOTE?

A: Complete, sign and mail us your proxy card. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted FOR each of the proposals. You may, of course, attend the Annual Meeting in person and vote. Even if you plan to attend the meeting, we ask that you sign and return a proxy card.

Q:  WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the Annual Meeting. You may do this by signing and sending a written notice of revocation or another proxy with a later date than the one you want to revoke, or by voting in person at the meeting.

Q:  WHO WILL COUNT THE VOTE?

A. The chairman of the Board of Directors will select the inspectors of the election for our Annual Meeting. The inspectors will tabulate the shareholder votes.

Q:  WHAT CONSTITUTES A QUORUM?

A: A quorum is a majority of the outstanding shares. Shareholders may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Broker non-votes, or proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on some or all of the proposals, are also considered part of the quorum.

Q:  HOW MANY VOTES ARE REQUIRED TO ELECT THE NOMINEES FOR DIRECTOR?

A: Directors are elected by a plurality. This means that only votes FOR a director are counted, and the four nominees who receive the most votes will be elected.

Q:  HOW MANY VOTES ARE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A: Any other proposal will be deemed to be approved by the shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

Q:  WHO IS PAYING FOR THIS PROXY SOLICITATION?

A: We are paying the cost of soliciting proxies. In addition to mailing these materials, our officers, directors, and employees will solicit proxies, either personally or via telephone or facsimile. They will not be paid specifically for this solicitation activity. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries who are record holders for their reasonable expenses in forwarding these materials to the beneficial owners of those shares.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS


         Under our current articles of incorporation, the Board of Directors must have no more than eleven directors, divided into three approximately equal classes. The Board determines the number of directors within these limits. Our directors serve in staggered three-year terms and are divided into three classes
- Class I, whose term expires in 2000; Class II, whose term expires in 2001; and Class III, whose term expires in 2002. Normally, one class of directors stands for election in each year.

         Given the current number of directors and their backgrounds, the Board of Directors determined in January 2000 that it was appropriate to reallocate the directors in Class I and Class II, with Ms. Ruann F. Ernst and Mr. William
C. Hess moving from Class I to Class II, and Mr. J. Michael Murphy moving from Class II to Class I. Mr. O. Jay Tomson remains in Class I, and Mr. Bahram Yusefzadeh, Mr. Raju M. Shivdasani, and Mr. Ronald E. Fenton remain in Class
III. As a part of the reallocation, the Board reduced the number of directors to seven. The term for Class I directors expires this year, and the Class I directors have been nominated for re-election at the Annual Meeting. In the reallocation of directors, Ms. Ernst and Mr. Hess technically were appointed to fill unexpired Class II terms, and under Florida law the term of a director appointed to fill an unexpired term expires at the next annual meeting of shareholders. For that reason Ms. Ernst and Mr. Hess are nominated for election as Class II directors to fill the remaining one-year balance of the Class II term.

         All nominees are currently directors. We believe that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board of Directors fails to stand for election or is unable to accept election, we will vote in favor of the election of such other person as the Board of Directors may recommend. There are no cumulative voting rights in the election of directors, which means you may vote only once for a nominee.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                             THE DIRECTOR NOMINEES.

         The director nominees and their ages and terms of office as of April 1, 2000 are as follows:

NAME                                              AGE                POSITION WITH COMPANY
-----------------------------                     ---                ---------------------

Class I (term expires in 2003)
J. Michael Murphy                                 59                 Director
O. Jay Tomson                                     63                 Director

Class II (term expires in 2001)
Ruann F. Ernst                                    53                 Director
William C. Hess                                   63                 Director

         J. Michael Murphy. Mr. Murphy has been a director of Phoenix since 1993 and currently serves as a member of the Executive Committee and as chairman of the Audit Committee. Since 1977, he has served as president of Drum Service Co. of Florida, which in February 1998 merged into Palex, Inc., where he now serves as a senior vice president. From 1988 to 1998 he served as a director of Lochaven Federal Savings and Loan Association in Orlando, Florida, and served as its chairman of the board from 1995 to 1996. He is a past chairman of the Reusable Industrial Packaging Association and was chairman of the International Confederation of Drum Reconditioners from 1990 to 1993. Mr. Murphy holds an MBA from the Harvard Graduate School of Business Administration.

         O. Jay Tomson. Mr. Tomson has been a director of Phoenix since 1993 and was chairman of the board of Phoenix from August 1993 to February 1994. Mr. Tomson is also a member of the Audit Committee. Since 1974, he has served as chairman and chief executive officer of First Citizens National Bank, and since 1977, he has been chairman of the board of First Citizens Financial Corporation. Mr. Tomson was a member of the Board of Directors of the Federal Reserve Bank of Chicago from 1980 to 1986. He is a former director and president of Shazam, Inc., a regional electronic funds transfer network. In 1987, he served as the president of the Independent Community Bankers Association, formerly the Independent Bankers Association of America.

         Ruann F. Ernst. Ms. Ernst has been a director of Phoenix since 1996 and currently serves as a member of the Executive Committee and is the chairman of the Compensation and Stock Option Committee. Ms. Ernst has served as chairman of the board of Digital Island, Inc. since December 1999 and as its chief executive officer and as a director since June 1998. She was president of Digital Island, Inc. from June 1998 until December 1999. Prior to joining Digital Island, Ms. Ernst served with Hewlett Packard, a computer equipment and services company, for approximately ten years, most recently as general manager of the Financial Services Business Unit. Ms. Ernst serves on the Board of Directors of The Institute for the Future and Advanced Fibre Communications, Inc.

         William C. Hess. Mr. Hess has been a director of Phoenix since 1993 and currently serves as a member of the Audit Committee. Since 1984, he has been the president of Iowa Savings Bank, and since 1988 he has been chairman of the board of Sac City State Bank. Mr. Hess serves as an officer and director of several bank holding companies and he is also a director of Audubon State Bank, Iowa Savings Bank, Perry State Bank and Raccoon Valley State Bank. Mr. Hess is a past member of the Board of Directors of the Iowa Department of Banking, a past director of the Iowa Bankers Mortgage Association and Iowa Bankers Association, and a past director of Shazam, Inc., a regional electronic funds transfer network.

                     OTHER DIRECTORS AND EXECUTIVE OFFICERS

NAME                                AGE               POSITION WITH COMPANY
-----------------                   ---               -----------------------------------

Bahram Yusefzadeh                   53                Chairman of the Board, Chief
                                                      Executive Officer, and Class III
                                                      Director
Raju M. Shivdasani                  49                President, Chief Operating Officer,
                                                      and Class III Director
Ronald E. Fenton                    71                Class III Director
Theodore C. Burns                   43                Senior Vice President and Chief
                                                      Financial Officer
Richard T. Powers                   52                Executive Vice President,
                                                      U.S. Business
Daniel P. Baker                     37                Senior Vice President,
                                                      Research and Development
Harold C. Boughton                  48                Senior Vice President,
                                                      Corporate Marketing
C. Russell Pickering                31                Senior Vice President and
                                                      Corporate Counsel
Ronald G. Welsh                     52                Senior Vice President,
                                                      Worldwide Services

         Bahram Yusefzadeh. Mr. Yusefzadeh, Phoenix's founder, chairman of the board and chief executive officer, has 31 years of experience in the banking software industry. In 1969, he co-founded Nu-Comp Systems, Inc., where he developed the Liberty Banking System and served as Nu-Comp's president and chief executive officer. Mr. Yusefzadeh became chairman of the board of Broadway & Seymour, Inc. upon its acquisition of Nu-Comp in June 1986 and remained in that position until November 1986. From 1986 to 1992, he worked for The Kirchman Corporation, first as president of the product and marketing strategies division, and later as president of both the independent banking group and the outsourcing division. Mr. Yusefzadeh has been a director of Phoenix since its inception, and his current term as a director expires in 2002. Mr. Yusefzadeh currently serves as a member of the Executive Committee and as a non-voting member of the Compensation and Stock Option Committee. Mr. Yusefzadeh has been a director of Towne Services, Inc., a publicly traded company, since 1997 and has been a member of its Audit and Compensation Committees since 1998.

         Raju M. Shivdasani. Mr. Shivdasani joined Phoenix in July 1996 as a senior vice president and president of the International Sales Division. In January 1998, Mr. Shivdasani assumed the position of president and chief operating officer and was appointed a director of Phoenix. Mr. Shivdasani's term as a director expires in 2002. From 1990 to 1996, he worked for Fiserv, Inc. where he served as group executive vice president of the bank services sector and president of CBS Worldwide, a banking software division. Mr. Shivdasani has over 28 years of experience working for companies in the banking software, service bureau, and data center services industries.

         Ronald E. Fenton. Mr. Fenton has been a director of Phoenix since 1993 and currently serves as a member of the Executive Committee and Compensation and Stock Option Committee. Mr. Fenton's term as a director expires in 2002. Mr. Fenton is the chairman of the board of directors of F&M Bank - Iowa Central and a board member of F&M Bank - Iowa Story County and F&M Bank -

Iowa South Central. He also serves as chairman of the board of directors of BancSecurity Corporation (where he has been since 1982), and recently retired as president, chief executive officer, and director of Security Bank (where he had been since 1976). He is also a director and former chairman of the board of Shazam, Inc., a regional electronic funds transfer network.

         Theodore C. Burns. Mr. Burns joined Phoenix in October 1998 as senior vice president and chief financial officer. From 1993 to 1998, Mr. Burns worked with PricewaterhouseCoopers LLP (and its predecessor, Price Waterhouse LLP) in the U.S., Indonesia, India, and South Korea, most recently as a director in their Financial Advisory Services Group. He previously advised banking institutions in the areas of mergers & acquisitions, capital raising, and strategy for over eight years, first with Golembe Associates, Inc. and later with Fox-Pitt, Kelton Inc. Mr. Burns holds an MBA from Columbia University and is a certified public accountant.

         Richard T. Powers. Mr. Powers was promoted to executive vice president U.S. Business in March 2000, and is the executive responsible for U.S. operations, including the company's in-house and application service center businesses. He joined Phoenix in October 1999 as senior vice president of e-Commerce Services and was responsible for the company's U.S. e-commerce initiatives. He brings more than 26 years experience in all facets of the financial services industry, both as a banker and as founder, president, and chief operating officer of Servers On-Line, Inc., a New York information processing business for financial institutions which began in 1998, now majority-owned and managed by Phoenix. Prior to that, he served as president and chief operating officer of Waterhouse National Bank, a virtual financial institution and affiliate of Waterhouse Securities of New York, from 1993 to 1997. During his tenure, Mr. Powers was instrumental in growing the organization from $30 million to more than $1.3 billion in assets in just two years. Mr. Powers also served as executive vice president and chief operations officer of North Fork Bank located in Long Island, New York, where the bank grew from $484 million in assets to $6 billion in assets under his leadership.

         Daniel P. Baker. Mr. Baker joined Phoenix in February 1998 as senior vice president for Research and Development and is responsible for U.S. and international product development and quality assurance of the Phoenix System and Phoenix ancillary products. From 1995 to 1998, Mr. Baker served as senior vice president, Information Technology Division and director of Market Systems Strategy at the John H. Harland Company. From 1993 to 1995, he worked for Fiserv, Inc., where he served as vice president of Technology Services. Prior to Fiserv, Mr. Baker served over 15 years in the banking industry.

         Harold C. Boughton. Mr. Boughton joined Phoenix in June 1996 as senior vice president of U.S. Business Development and became senior vice president of Corporate Marketing in March 2000. From 1992 to 1996, Mr. Boughton worked for Fiserv, Inc., first as national sales manager for the CBS Service Bureau and later as national sales manager for InformEnt. From 1990 to 1992 he served as regional sales manager and national sales manager for DCR Technologies, an optical storage technology company.

         C. Russell Pickering. Mr. Pickering joined Phoenix in February 2000 as senior vice president and corporate counsel. Prior to joining Phoenix, Mr. Pickering was from 1994 to 2000 an associate with Nelson Mullins Riley & Scarborough, L.L.P., where he practiced in the areas of general corporate law, securities, mergers and acquisitions, and computer law, specializing in the representation of emerging technology companies and financial institutions. As outside counsel, Mr. Pickering managed Phoenix's U.S. and international intellectual property, software licensing, third party distributor, and third party product contracts. Mr. Pickering received his J.D. from the University of Texas at Austin in 1994, and he is a licensed member of the State Bar of Georgia.

         Ronald G. Welsh. Mr. Welsh joined Phoenix in February 1999 as senior vice president of Worldwide Services. He is responsible for the ongoing support and implementation functions for Phoenix's clients around the world. He brings a wide range of hands-on expertise in bank data processing, data center management, strategic technology planning, training, and support, as well as mergers and acquisitions. Prior to joining Phoenix, he served as both vice president of Strategic Technology Planning and vice president of Operations and Information Technology for NationsBank from 1985 to 1994. Mr. Welsh also worked with Honeywell Information Systems in their North American banking and government divisions and managed independent service bureaus for S&Ls and banks in the 1980s.

         Our executive officers are appointed by the Board of Directors, and other officers are appointed by the executive officers. Officers serve at the pleasure of the Board or the executive officer authorized to make the appointment until their successors are chosen and qualified or until their earlier resignation or removal.

      COMMITTEES OF THE BOARD OF DIRECTORS AND NOMINATIONS BY SHAREHOLDERS

    NAME OF COMMITTEE                                                                              NUMBER OF MEETINGS
      AND MEMBERS                               FUNCTIONS OF THE COMMITTEE                               IN 1999
----------------------------------------------------------------------------------------------------------------------

Executive                            -     is vested with all the powers of the Board,                      Six
Bahram Yusefzadeh (Chair)                  except that the Executive Committee cannot take
Ronald E. Fenton                           action to:  (a) approve or recommend to shareholders
J. Michael Murphy                          actions or proposals required by the Florida
Ruann F. Ernst                             Business Corporation Act to be approved by the
                                           shareholders; (b) fill vacancies on
                                           the Board or any committee of it;
                                           (c) adopt, amend or repeal the
                                           Amended and Restated Bylaws; (d)
                                           authorize or approve the
                                           reacquisition of shares; (e)
                                           authorize or approve the issuance or
                                           sale or contract for the sale of
                                           shares, or determine the designation
                                           and relative rights, preferences and
                                           limitations of a voting group; or
                                           (f) take any other action not
                                           permitted to be delegated to a
                                           committee under the Florida Business
                                           Corporation Act or the Bylaws
                                     -     acts as the nominating committee of the Board
                                     -     recommends qualified candidates for election as
                                           officers and directors

----------------------------------------------------------------------------------------------------------------------
Audit                                -     reviews internal controls and objectivity of                     Two
J. Michael Murphy (Chair)                  financial reporting
William C. Hess                      -     makes recommendations regarding employment of
O. Jay Tomson                              independent auditors
Ronald E. Fenton (effective 2000)    -     reviews annual audit with the auditors

----------------------------------------------------------------------------------------------------------------------
Compensation and Stock Option        -     reviews and recommends to the Board of Directors                 Two
Ruann F. Ernst (Chair)                     the compensation and benefits of officers
Ronald E. Fenton                     -     administers the issuance of stock options to
Bahram Yusefzadeh (non-voting              officers, employees, consultants and advisors
   member)                           -     reviews general policy matters relating to
                                           compensation and benefits of employees
----------------------------------------------------------------------------------------------------------------------

         We do not have a standing nominating committee. The Executive Committee recommends candidates, and the Board of Directors nominates candidates to stand for election as directors. Under our Bylaws, shareholders may make nominations for directors, but only if nominations are delivered in writing to the Secretary no less than 90 days before the first anniversary of the previous year's annual meeting. Nominations must include the candidate's name, biographical data and qualifications in accordance with the Bylaws.

         During 1999, the Board of Directors held six meetings. All directors attended 75% or more of the aggregate of all board meetings and all meetings of committees of which they were members, except for Ms. Ernst.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

         The following table provides information, as of March 15, 2000, concerning the beneficial ownership of common stock by: (a) each person or entity known by Phoenix to beneficially own more than 5% of the outstanding common stock; (b) each director; (c) each executive officer; and (d) all directors and executive officers as a group. The information in the table is based on information from the named persons regarding their ownership of common stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                                                      SHARES BENEFICIALLY
                                                                                           OWNED (1)
                                                                             ---------------------------------------
                                                                                  NUMBER               PERCENT
                                                                             ------------------   ------------------

SAFECO Corporation (2)..................................                         2,811,700              29.9%
Bahram Yusefzadeh (3)...................................                         1,484,786              15.4
London Bridge Software Holdings (4).....................                           861,623               9.2
Robert Fleming, Inc.(5).................................                           589,870               6.3
Ronald E. Fenton (6)....................................                           397,796               4.2
Raju M. Shivdasani (7)..................................                           305,750               3.2
William C. Hess (8).....................................                           226,823               2.4
J. Michael Murphy (9)...................................                            94,288               1.0
Harold C. Boughton (10).................................                            84,938                 *
O. Jay Tomson (11)......................................                            60,646                 *
Ruann F. Ernst (12).....................................                            52,500                 *
Daniel P. Baker (13)....................................                            44,000                 *
Theodore C. Burns (14)..................................                            27,000                 *
C. Russell Pickering (15)...............................                            24,000                 *
Richard T. Powers (16)..................................                            19,515                 *
Ronald G. Welsh (17)....................................                             2,500                 *

All directors and officers as a group (13 persons)......                         2,824,542              27.3

---------------
*        Indicates less than 1.0%.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after March 15, 2000, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group.

(2) As reported by SAFECO Corporation in a Statement on Schedule 13G filed with the SEC as of December 31, 1999. In its Statement on Schedule 13G, Safeco reports that it is a holding company for SAFECO Asset Management Company, a registered investment advisor to several investment companies and sponsor of SAFECO Common Stock Trust, an employee benefit plan. As a result of its ownership of SAFECO Asset Management and sponsorship of SAFECO Common Stock Trust, SAFECO may be deemed to be the beneficial owner of the shares of our Common Stock managed by SAFECO Asset Management and owned by SAFECO Common Stock Trust. SAFECO specifically disclaims ownership over these shares of Common Stock. SAFECO's address is SAFECO Plaza, Seattle, Washington 98185.

(3) Includes: (a) 920,276 shares held in his name; (b) 291,541 shares held by the Yusefzadeh Family Limited Partnership of which Mr. Yusefzadeh is the general partner; (c) 55,143 shares held by the Bahram and Laury Yusefzadeh Charitable Remainder Trust, of which Mr. Yusefzadeh is a director; (d) options to acquire 118,478, 3,000, 3,000, 15,000, 6,000,
         6,000, 25,000, 25,000, and 6,000 shares that are currently exercisable at exercise prices of $3.16, $8.00, $14.08, $9.83, $18.50, $14.75,
         $6.06, $6.67, and $3.88, respectively, per share; (e) 348 shares held by his daughter; and (f) 10,000 shares held at Roxbury Capital. Mr. Yusefzadeh disclaims beneficial ownership with respect to the shares held by his daughter. Mr. Yusefzadeh's address is c/o Phoenix International Ltd., Inc., 500 International Parkway, Heathrow, Florida 32746.

(4)      As reported by London Bridge Software Holdings PLC in a statement on
         Schedule 13D filed with the SEC as of February 14, 2000. Pursuant to such Statement on Schedule 13D, such holder owns 861,623 shares in its name. London Bridge Software Holding's address is 25 London Bridge Street, 16th Floor, New Long Bridge House, London, England SE1 95G.

(5)      As reported by such shareholder, a New York Trust, in a Statement on
         Schedule 13G filed with the SEC on February 9, 2000. Pursuant to such Statement on Schedule 13G, such holder owns 589,870 shares in its name. Robert Fleming's address is 320 Park Avenue - 11th Floor, New York, New York 10022.

(6) Includes: (a) 5,757 shares held by Mr. Fenton; (b) 9,621 shares held by Janice Rae Fenton; (c) 9,621 shares held by Julia Anne Fenton; (d) 3,632 shares in an irrevocable trust for Oliver E. Henderson; (e) 3,632 shares in an irrevocable trust for Elliott F. Chanen; (f) 3,632 shares in an irrevocable trust for Aron R. Fenton; (g) 3,632 shares in an irrevocable trust for Amelia E. Henderson; (h) 3,632 shares in an irrevocable trust for Emma F. Chanen; (i) 9,621 shares held by Lynn M. Flater; (j) 750 shares held by Michael Flater, (k) 772 shares held by Michael Flater's individual retirement account; (l) options to acquire 3,000, 4,500, 6,000, 13,500, 13,500, and 15,000 shares that are currently exercisable at exercise prices of $8.00, $10.17, $14.08, $18.50, $14.75, and $3.88 respectively, per share; and (m) 287,994 shares held in the name of BancSecurity Corporation. Mr. Fenton disclaims beneficial ownership of the shares held by BancSecurity Corporation. Mr. Fenton's address is c/o Security Bank, 11 North First Avenue, Marshalltown, Iowa 50158.

(7)      Includes options to acquire 87,000, 56,250, 15,000, 6,000, 50,000,
         4,000, 73,500, 2,000, and 6,000 shares that are currently exercisable at exercise prices of $8.00, $13.75, $9.83, $11.83, $13.38, $14.75,
         $6.13, $14.75, and $3.88 respectively, per share. Includes 6,000 shares purchased in 1999 through J.C. Bradford & Co.

(8) Includes: (a) 30,294 shares held in Mr. Hess' name; (b) 7,666 shares held by his individual retirement account; (c) options to acquire 3,000, 13,938, 4,500, 7,500, 7,500, and 7,500 shares that are currently exercisable at exercise prices of $8.00, $2.87, $14.08, $18.50, $14.75, and $3.87, respectively, per share; (d) 96,429 shares held in the name of Community Grain Corporation, of which he is secretary and treasurer and over which he shares voting and dispositive power; (e) 4,425 shares held in the name of Raccoon Valley State Bank Charitable Fund, of which he is an officer and director;
         (f) 4,425 shares held in the name of Perry State Bank Charitable Fund, of which he is an officer and director; (g) 4,425 shares held in the name of Sac City State Bank Charitable Fund, of which he is an officer and director; (h) 30,796 shares held in the name of Iowa Savings Bank Charitable Foundation, of which he is an officer and director; (i) 4,425 shares held in the name of Audubon State Bank Charitable Foundation. Mr. Hess is the president of Iowa Savings Bank and chairman of the board of Sac City State Bank. Mr. Hess disclaims beneficial ownership of the shares of Common Stock described in clauses (d) - (i) above.

(9) Includes: (a) 33,850 shares held in the name of Murphy Family Partners, Ltd.; and (b) options to acquire 3,000, 13,938, 1,500, 4,500, 12,000, 12,000, and 13,500 shares that are currently exercisable at exercise prices of $8.00, $2.87, $10.17, $14.08, $18.50, $14.75, and $3.88 respectively, per share. Mr. Murphy is the general partner of Murphy Family Partners, Ltd. and exercises sole voting and dispositive power over the shares held by Murphy Family Partners, Ltd.

(10) Includes options to acquire 79,438 and 5,500 shares that are currently exercisable at exercise prices of $8.00 and $6.13, respectively, per share.

(11) Includes: (a) 3,000 shares held in Mr. Tomson's name; (b) options to acquire 3,000, 3,000, 7,500, 7,500, and 7,500 shares that are currently exercisable at exercise prices of $8.00, $14.08, $18.50, $14.75, and $3.88 respectively, per share; (c) 29,146 shares held in the name of First Citizens National Bank Charitable Foundation, Inc. Mr. Tomson is a director of First Citizens Financial Corporation and First Citizens National Bank Charitable Foundation, Inc. Mr. Tomson disclaims beneficial ownership of the shares held by these entities.

(12)     Includes options to acquire 3,000, 4,500, 15,000, 15,000, and 15,000 shares that are currently exercisable at exercise prices of $8.50, $14.08, $18.50, $14.75, and $3.87, respectively, per share.

(13) Includes options to acquire 18,000, 6,000, and 20,000 shares that are currently exercisable at exercise prices of $13.00, $18.33, and $6.13, respectively, per share.

(14) Includes options to acquire 12,000 and 7,500 shares that are currently exercisable at prices of $16.38 and $6.13 respectively, per share. Includes 7,500 shares purchased by Mr. Burns in 1999: (a) 2,500 shares are held directly by Burns; and (b) 5,000 shares are held in an IRA account on behalf of Burns.

(15) Includes: (a) options to acquire 5,000, 6,000, 6,000, and 6,000 shares that are currently exercisable at exercise prices of $13.38, $6.13, $3.88, and $3.94, respectively, per share; and (b) 1,000 shares held in the name of Pickering Investments, of which Mr. Pickering is a general partner.

(16) Includes: (a) options to acquire 17,000 shares that are currently exercisable at a price of $4.375 per share; (b) 1,015 shares held in IRA accounts; and (c) 1,500 shares held jointly with Mr. Powers' wife.

(17) Includes options to acquire 2,500 shares that are currently exercisable at a price of $6.13 per share.

                             EXECUTIVE COMPENSATION

         The following table provides information concerning the cash and non-cash compensation during the years indicated earned by or awarded to the chief executive officer and to the other four most highly compensated executive officers whose combined salary and bonus exceeded $100,000 during 1999.


                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                ANNUAL COMPENSATION                     AWARDS
                                                 -------------------------------------------------  ---------------

                                                                                                      SECURITIES
                                                                                      OTHER ANNUAL    UNDERLYING       ALL OTHER
                                                 YEAR     SALARY($)  BONUS($)(1)      COMPENSATION  OPTIONS/SARs(2)   COMPENSATION
                                                 ----     ---------  ------------     ------------  ---------------   ------------

Bahram Yusefzadeh
   Chairman of the Board and
     Chief Executive Officer ...........         1999     266,667             --          19,661(3)         56,000        11,660(4)
                                                 1998     240,000             --          12,159(3)         36,000        12,347(5)
                                                 1997     210,800             --          14,826(3)          3,000        11,397(6)

Raju M. Shivdasani
   President and Chief
     Operating Officer .................         1999     191,667             --          11,628(7)        153,000         2,875(8)
                                                 1998     175,000          1,667(9)       6,783(10)         86,000            --
                                                 1997     120,000         54,100(11)         --             75,000            --

Theodore C. Burns
   Senior Vice President and
   Chief Financial Officer
     (12) ..............................         1999     140,000             --         38,735(13)         15,000         1,050(14)
                                                 1998      22,825             --          1,135(13)         30,000            --


Harold C. Boughton
   Senior Vice President,
   U.S. Business .......................         1999     120,000         40,000(15)         --             11,000         2,400(16)
                                                 1998     120,000         42,358(17)         --                 --            --
                                                 1997     100,000         80,083(18)         --                 --            --

Daniel P. Baker
   Senior Vice President,
   Research and Development (19) .......         1999     136,666             --         11,076(20)         40,000            --
                                                 1998     114,987             --             --             45,000            --

---------------

(1) Bonuses and commissions for each year include amounts earned for that year, even if paid in a subsequent year, and exclude bonuses paid during that year but earned for a prior year.
(2)      All figures in this column reflect options to purchase shares of Common
         Stock.
(3) Represents automobile lease payments and automobile expenses paid by Phoenix for Mr. Yusefzadeh.
(4) Includes $6,413 for long term disability premiums paid by Phoenix, $2,344 for term life insurance paid by Phoenix for Mr. Yusefzadeh's beneficiaries, $750 for health insurance premiums paid by Phoenix for Mr. Yusefzadeh's dependents and $2,143 401(k) matching contribution.
(5) Includes $6,410 for long term disability premiums paid by Phoenix, $2,681 for term life insurance paid by Phoenix for Mr. Yusefzadeh's beneficiaries and $3,256 for health insurance premiums paid by Phoenix for Mr. Yusefzadeh's dependents.
(6) Includes $6,241 for long term disability premiums paid by Phoenix, $2,035 for term life insurance paid by Phoenix for Mr. Yusefzadeh's beneficiaries and $3,121 for health insurance premiums paid by Phoenix for Mr. Yusefzadeh's dependents.

(7)      Represents automobile lease payments paid by Phoenix for Mr.
         Shivdasani.
(8)      Represents a 401(k) matching contribution.
(9) Represents an incentive-based commission all of which was earned and paid in 1998.
(10)     Represents automobile lease payments paid by Phoenix for Mr.
         Shivdasani.
(11) Includes $19,637 earned and paid in 1997 and $34,463 earned in 1997 and paid in 1998.
(12)     Mr. Burns' employment with Phoenix commenced in October 1998.
(13)     Represents relocation expenses paid by Phoenix.
(14)     Represents a 401(k) matching contribution.
(15) Represents an incentive-based commission, including draws, all of which was earned and paid in 1999.
(16)     Represents a 401(k) matching contribution.
(17) Represents an incentive-based commission, including draws, all of which was earned and paid in 1998.
(18) Represents an incentive-based commission, including draws, of which $54,252 was earned and paid in 1997 and $25,831 was earned in 1997 and paid in 1998.
(19)     Mr. Baker's employment with Phoenix commenced in February 1998.
(20)     Represents relocation expenses paid by Phoenix grossed up for taxes.

OPTION GRANTS AND EXERCISES DURING 1999

         The following table provides information with respect to grants of stock options to each of the five most highly compensated executive officers during 1999.

                                                           INDIVIDUAL GRANTS
                                ----------------------------------------------------------------------
                                                 PERCENT OF                                                  POTENTIAL REALIZABLE
                                                    TOTAL                                                   VALUE AT ASSUMED ANNUAL
                                                   OPTIONS                                                      RATES OF STOCK
                                NUMBER OF         GRANTED TO                                                  PRICE APPRECIATION
                                SECURITIES        EMPLOYEES                                                   FOR OPTION TERM(2)
                                UNDERLYING           IN                                                      ---------------------
                                 OPTIONS            FISCAL       EXERCISE       GRANT        EXPIRATION
NAME                             GRANTED             YEAR        PRICE (1)       DATE           DATE           5%            10%
                                ----------       -----------     ---------      -----        ----------      -------      --------

Bahram Yusefzadeh                4,000(3)            0.9%        $ 14.75         1/1/99          2003        $16,291       $35,995
                                 2,000(4)            0.5           14.75         1/1/99          2003          8,145        17,998
                                25,000(5)            6.2            6.06         5/7/99          2009         95,292       241,469
                                16,493(6)            4.0            6.67         5/7/99          2004         17,628        51,050
                                 8,507(7)            2.1            6.67         5/7/99          2004          9,092        26,331
Raju M. Shivdasa                 4,000(8)            0.9           14.75         1/1/99          2003         16,291        35,995
                                 8,572(9)            2.1            6.13        3/12/99          2009         33,008        83,642
                               138,428(10)          34.1            6.13        3/12/99          2009        533,037     1,350,715
                                 2,000(11)           0.5           14.75         1/1/99          2003          8,145        17,998
Harold C. Boughton               8,251(12)           2.0            6.13        3/12/99          2009         31,772        80,509
                                 2,749(13)           0.7            6.13        3/12/99          2009         10,585        26,823
Theodore Burns                  15,000(14)           3.7            6.13        3/12/99          2009         57,760       146,363
Daniel P. Baker                 40,000(15)           9.9            6.13        3/12/99          2009        154,025       390,300


---------------

(1) The exercise price is the fair market value of the Common Stock on the grant date as determined by the Board of Directors.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by SEC rules. We cannot guarantee that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(3) Represents non-qualified, director stock options which were granted on January 1, 1999 that are fully vested.
(4) Represents non-qualified, director stock options which were granted on January 1, 1999 that are fully vested.
(5) Represents non-qualified stock options which were granted on May 7, 1999 that are fully vested.
(6) Represents incentive stock options which were granted on May 7, 1999 that are fully vested.
(7) Represents non-qualified stock options which were granted on May 7, 1999 that are fully vested. (8) Represents non-qualified, director stock options which were granted on January 1, 1999 that are fully vested.
(9) Represents incentive stock options which were granted on March 12, 1999 that are fully vested as to two shares and vest as to 4,285 shares on January 1, 2001 and 4,285 shares on January 1, 2002.
(10) Represents non-qualified stock options granted on March 12, 1999 that are fully vested as to 73,498 shares and vest as to 32,465 shares on January 1, 2001, and 32,465 shares on January 1, 2002.
(11) Represents non-qualified, director stock options which were granted on January 1, 1999 that are fully vested.
(12) Represents incentive stock options which were granted on March 12, 1999 that are fully vested as to 2,751 shares and vest as to 2,750 shares on January 1, 2001 and 2,750 shares on January 1, 2002.
(13) Represents non-qualified stock options which were granted on March 12, 1999 that are fully vested.
(14) Represents non-qualified stock options which were granted on March 12, 1999 that are fully vested as to 7,500 shares and vest as to 3,750 shares on January 1, 2001 and 3,750 shares on January 1, 2002.
(15) Represents non-qualified stock options granted on March 12, 1999 that are fully vested as to 20,000 shares and vest as to 10,000 shares on January 1, 2001 and 10,000 shares on January 1, 2002.

         During 1999, no stock options were exercised by the named executive officers. The following table sets forth in formation with respect to each of the five most highly compensated executive officers concerning the value of all unexercised options they held at December 31, 1999.

                                                                 NUMBER OF SECURITIES
                                                                     UNDERLYING
                                                                     UNEXERCISED                VALUE OF UNEXERCISED
                                                                  OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                              SHARES                                  YEAR-END                   FISCAL YEAR-END(1)
                            ACQUIRED ON                       -----------------------------   --------------------------
 NAME                        EXERCISE      VALUE REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------             -----------    --------------     ------------   --------------   ------------  -------------
Bahram Yusefzadeh               --              --                168,978        47,500            $85,101             --
Raju M. Shivdasani              --              --                249,500       151,500                 --             --
Theodore C. Burns               --              --                 15,750        29,250                 --             --
Harold C. Boughton              --              --                 76,377        14,061                 --             --
Daniel P. Baker                 --              --                 25,000        60,000                 --             --

--------------------

(1) Represents the difference between the exercise price per share and the $3.875 per share market value of the common stock at December 31, 1999 as reported on Nasdaq.

EMPLOYMENT AGREEMENTS

         As of April 1, 2000, eight executive officers have employment agreements with us. The principal terms of these agreements are summarized below.

Bahram Yusefzadeh
         -        serves as chief executive officer;
         -        current base salary: $266,667;
         -        term of three years, which renews daily for each day served;
         - incentive compensation based upon achievement of targeted levels of performance and such other criteria established by the Compensation and Stock Option Committee and an additional bonus as determined by that Committee;
         - stock options, health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, automobile allowance, and other benefits;
         - Mr. Yusefzadeh may terminate the agreement within certain dates after a change in control; and
         - if Mr. Yusefzadeh's employment is terminated by Phoenix in breach of the agreement, or by Mr. Yusefzadeh after a change in control:
                  - Phoenix shall continue to pay Mr. Yusefzadeh his base salary and bonus for 36 months, and must continue his life and health insurance until Mr. Yusefzadeh reaches age 65, and
                  - options held by Mr. Yusefzadeh vest and become immediately exercisable.
Raju M. Shivdasani
         -        serves as president and chief operating officer;
         -        current base salary:  $191,667;
         -        term of three years, which renews daily for each day served;

         - incentive compensation based upon achievement of targeted levels of performance and such other criteria established by the Compensation and Stock Option Committee and an additional bonus as determined by that Committee;
         - health insurance for himself and his dependents, civil and social club dues, and automobile allowance;
         - Mr. Shivdasani may terminate the agreement within certain dates after a change in control; and
         - if Mr. Shivdasani's employment is terminated by Phoenix in breach of the agreement, or by Mr. Shivdasani after a change in control:
                  - Phoenix shall continue to pay Mr. Shivdasani his base salary and bonus for 36 months, and must continue his insurance until Mr. Shivdasani reaches age 65, and
                  - options held by Mr. Shivdasani vest and become immediately exercisable.

Other employment agreements between Phoenix and the following executive officers: Harold C. Boughton, Daniel P. Baker, Theodore C. Burns, C. Russell Pickering, Richard T. Powers, and Ronald G. Welsh

         - generally provide for a minimum base salary per year, and a bonus as determined by the chief executive officer and president based upon achievement of targeted levels of performance and such other criteria as they shall establish from time to time;
         -        terms of one year, which renew daily for each day served;
         -        provide for health insurance;
         - some of these agreements provide that if the employee's employment is terminated by Phoenix without cause, Phoenix must continue to pay the employee's base salary for six months following termination;
         - the agreement with Mr. Burns provides that if his employment is terminated by Phoenix within one year after a change of control, Phoenix must continue to pay his base salary for 12 months following termination; and
         - the agreement with Mr. Pickering provides that if his employment is terminated by Phoenix within one year after a change of control or, under certain circumstances, by Mr. Pickering, then (a) Phoenix must continue to pay his base salary for 12 months following termination and (b) options held by Mr. Pickering vest and become immediately exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Stock Option Committee are Ruann F. Ernst (Chairman), Ronald E. Fenton, and Bahram Yusefzadeh (non-voting member). Neither Ruann F. Ernst nor Ronald E. Fenton has been an officer or employee of Phoenix at any time. Mr. Yusefzadeh serves as our chief executive officer. None of our executive officers has served:

         - as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;
         - as a director of another entity which has had an executive officer who has served on our compensation committee; or
         - as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate all or any part of this proxy statement, the following report and Stock Performance Chart will not be deemed to be incorporated by reference into any of those filings.

         The Compensation and Stock Option Committee consists of the following members of the Board: Ruann F. Ernst (Chairman), Ronald E. Fenton, and Bahram Yusefzadeh (non-voting member). The Compensation and Stock Option Committee reviews and determines the executive compensation objectives and policies and administers the 1996 Director Stock Option Plan and 1995 Employee Stock Option Plan. The Compensation and Stock Option Committee reviews and sets the compensation of the chief executive officer and certain other highly compensated executive officers.

         The objectives of the executive compensation program are to:

         - attract, retain, and motivate highly talented and productive executives;
         - provide incentives for superior performance by paying above-average compensation; and
         - align the interests of the executive officers with the interests of the shareholders by basing a significant portion of compensation upon Phoenix's performance.

The executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary (including cash provided for automobile allowances); bonus; and long-term incentive compensation consisting of stock option grants. Each component of the executive compensation program serves a specific purpose in meeting the objectives.

         It is our policy to set base salary levels, bonuses, and long-term incentive compensation above an average of select corporations to which we compare our executive compensation. We select these corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation), and the availability of compensating information. The corporations with which we compare our compensation are not necessarily those included in the indices used to compare the shareholder return in the Stock Performance Graph. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both our business and the corporations' businesses over time. We believe that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the success of our business.

         Base salary. The Compensation and Stock Option Committee annually reviews the salaries of our executives. When setting base salary levels in a manner consistent with the objectives outlined above, the Compensation and Stock Option Committee considers competitive market conditions for executive compensation, our performance, and individual performance.

         The measures of individual performance considered in setting 1999 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as our historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income, sales, customer count, and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility, and other contributions made to our success. The Compensation and Stock Option Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

         Bonus. Our cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when those objectives are met. Executive bonus payments are based upon our overall profitability.

         Long-term incentive compensation. We believe that option grants:

         - align executives' interests with shareholder interests by creating a direct link between compensation and shareholder return;
         - give executives a significant, long-term interest in our success; and
         - help retain key executives in a competitive market for executive talent.

         Benefits. We believe that we must offer a competitive benefit program to attract and retain key executives. During 1999, we provided medical and other benefits to our executive officers that are generally available to our other employees.

         The 1995 Employee Stock Option Plan authorizes the Compensation and Stock Option Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on our long-term performance. Our determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over a period of three to four years and expire ten years from the date of grant.

         Compensation of the Chief Executive Officer. The chief executive officer's compensation plan includes the same elements and performance measures as the plans of the other executive officers. The Compensation and Stock Option Committee believes that Mr. Yusefzadeh's total compensation reflects the unique contributions that he makes to Phoenix's long-term strategic performance as one of the leading innovators of the financial services technology industry. For the year ended December 31, 1999, Mr. Yusefzadeh's base salary was $266,667, and he was not awarded a bonus for the year. The Compensation and Stock Option Committee believes that, based upon Phoenix's financial performance, including earnings per share, revenue growth, and cash flow from operations, it is appropriate for his base salary to remain the same for 2000.


                         Submitted by:     Ruann F. Ernst (Chairman)
                                           Ronald E. Fenton
                                           Bahram Yusefzadeh (non-voting member)

RELATIONSHIPS AND RELATED TRANSACTIONS


         In 1997 and 1998, Phoenix paid $1.5 million to Dyad Corporation, a developer and distributor of automated loan and mortgage products, to acquire 11% of the equity interest in Dyad and certain rights to market, sell and license Dyad's products. In 1999, Dyad merged with and became a wholly-owned subsidiary of Netzee, Inc. In that merger, Phoenix received 70,976 shares of Netzee common stock. Because Phoenix acquired these shares in a transaction exempt from registration under the Securities Act, the shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws. Bahram Yusefzadeh, chairman of the board and chief executive officer of Phoenix, was a director of Dyad, and Glenn W. Sturm, a former director of Phoenix, is a director and the chief executive officer of Netzee.

         In December 1998, Phoenix entered into a service agreement and a marketing agent agreement with Towne Services, Inc. The marketing agent agreement allows Phoenix exclusive marketing and distribution rights, in various regions of the world, for a Towne Services software product, Collection Works. Collection Works is a collection system that assists financial institutions with managing loans in default. The agreements require Phoenix to pay Towne Services $485,000 for these rights. Mr. Yusefzadeh is a director of Towne Services, and Mr. Sturm, a former director of Phoenix, is a director of Towne Services.

         In October 1999, Phoenix acquired a 54% controlling interest in Servers On-Line, Inc. and changed the name of the company to Phoenix International New York, Inc. Before this acquisition, Phoenix recognized $169,000 in revenues during 1999 from this company. Certain officers of the acquired company are now officers of Phoenix, including Richard T. Powers, Phoenix's executive vice president U. S. Business.

         In February 2000, London Bridge Software Holdings plc purchased 861,623 shares of Phoenix common stock for $5,000,000. This acquisition made London Bridge a 9.16% equity owner in Phoenix as of the transaction date. In connection with this purchase, Phoenix entered into an agreement with London Bridge to market its Vectus product, which is a customer relationship management system.

STOCK PERFORMANCE GRAPH

         The chart below compares the cumulative total shareholder return on Phoenix's common stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and the Nasdaq Computer and Data Processing Services Index for the period commencing July 2, 1996 (the first date of trading of the common stock as a result of our initial public offering) and ending December 31, 1999, assuming an investment of $100 and the reinvestment of any dividends. The base price for the common stock is the initial public offering price of $8.00 per share (adjusted to reflect a stock split in May 1998). The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

                                                       7/2/96       12/31/96      12/31/97      12/31/98     12/31/99
                                                       ------       --------      --------      --------     --------
NASDAQ Stock Market                                     100           108           132           187          339
NASDAQ Computer & Data Processing Services Stocks       100           106           130           232          500
Phoenix (IPO Price)                                     100           144           123           184           48

                                 PROPOSAL NO. 2
                  AMENDMENT OF 1996 DIRECTOR STOCK OPTION PLAN
-------------------------------------------------------------------------------


         On February 28, 2000, the Board approved an amendment to the 1996 Director Stock Option Plan to increase the shares authorized to be issued from 150,000 to 500,000 and to provide for the yearly grant of 10,000 options to directors, 5,000 options to non-employee members of the executive and audit committees, and 2,500 options to non-employee members of the compensation committee. In addition, directors of subsidiaries of Phoenix would be eligible to receive grants of options to acquire Phoenix stock at the discretion of Phoenix's board. At the Annual Meeting, the Board will ask the shareholders to ratify these increases and the other amendments. The Board believes that the adoption of these amendments will assist in attracting and retaining directors and encouraging directors to acquire an equity interest in Phoenix. The 1996 Director Stock Option Plan is described below. A copy of the amendments to the 1996 Director Stock Option Plan is attached to this Proxy Statement as Exhibit A.


        THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1996
                          DIRECTOR STOCK OPTION PLAN.

DESCRIPTION OF 1996 DIRECTOR STOCK OPTION PLAN, AS AMENDED

         The 1996 Director Stock Option Plan provides for the grant of non-qualified options to our directors. Currently, all of our directors are eligible to participate in the 1996 Director Stock Option Plan. We believe that stock options are an important component of compensation as a long-term incentive that aligns the interest of directors with our shareholders. We believe the 1996 Director Stock Option Plan benefits us by assisting in recruiting and retaining directors with ability and initiative and providing greater incentive for our directors through opportunities for increased stock ownership.

         As amended, the 1996 Director Stock Option Plan provides that:

         (a) on the date of this Annual Meeting, each eligible director will be granted an option to purchase 4,000 shares of Common Stock;

         (b) each eligible director newly elected or appointed to the Board of Directors after May 5, 2000 will be granted an option to purchase 10,000 shares of Common Stock upon the date of his election or appointment to the Board; and

         (c) on each anniversary of such director's appointment or election thereafter, each eligible director will be granted an option to purchase 10,000 shares of Common Stock, provided that the director shall not have been granted a Director Option under clause (b) above during the same calendar year.

The 1996 Director Stock Option Plan, as amended, also provides that our directors will receive, on the date of this Annual Meeting and on each date of appointment or reappointment thereafter, the following number of options if the director serves on a Board committee on that date: options for 5,000 shares for service on the Executive Committee or the Audit Committee and options for 2,500 shares for service on the Compensation and Stock Option Committee. The option exercise price is fixed at the time the option is granted at fair market value on the date of grant as determined by the closing sales price of our shares on the Nasdaq Stock Market on the business day immediately preceding that date. The option exercise price may be paid in cash or with shares of Common Stock or a combination of cash and Common Stock.

         The following table reflects the options we expect to grant in 2000 under the 1996 Director Stock Option Plan to (a) Mr. Yusefzadeh, our chairman and chief executive officer; (b) each nominee for election as a director; and
(c) our non-executive directors as a group. Other than Mr. Yusefzadeh, no executive officers or other employees will receive options under this plan.


                               NEW PLAN BENEFITS
                        1996 Director Stock Option Plan

                                                                                   Securities
                                                                                   Underlying
                     Name And Position                                              Options
                     -----------------                                              -------
Bahram Yusefzadeh, Chairman and Chief Executive Officer................              11,500
Ruann F. Ernst.........................................................              11,500
William C. Hess........................................................               9,000
J. Michael Murphy......................................................              14,000
O. Jay Tomson..........................................................               9,000
Non-Executive Director Group...........................................              75,500

         All awards made under the 1996 Director Stock Option Plan are automatic and are evidenced by written agreements between us and the holder. No option shall be exercisable before six months after the date it is granted. Options shall vest in their entirety on the day they are granted.

         Subject to shareholder approval, we have amended the Plan to provide that a maximum of 500,000 shares of Common Stock may be issued upon the exercise of options under the Plan. The maximum number of shares is subject to adjustment in accordance with the Plan.

         The 1996 Director Stock Option Plan terminates on, and no options may be issued under the Plan after, May 24, 2006. The Board of Directors may terminate, suspend or amend the Director Plan from time to time, but not more than once every six months except to comply with changes in the Internal Revenue Code or ERISA.

FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED OPTIONS

         Generally, an optionee will not be subject to tax at the time a non-qualified option is granted. An optionee who exercises a non-qualified option will include in income as of the date of exercise the amount by which the fair market value of the Common Stock as of the date of exercise exceeds the amount paid for the Common Stock upon exercise of the option. The optionee's federal income tax cost basis for the Common Stock will be the amount paid for the Common Stock plus the income recognized. If the optionee uses Common Stock in full or partial payment of the exercise price of a nonqualified option, then the exchange should not affect the federal income tax treatment of the exercise. The net additional shares of Common Stock received on such exercise by the optionee will have a federal income tax cost basis equal to the ordinary income recognized as a result of the option exercise (plus the amount of any cash used in the option exercise) and a holding period commencing upon the date such income is recognized. Subsequent sale of the Common Stock will result in a capital gain or loss equal to the difference between the optionee's federal income tax cost basis for the Common Stock and the sale price.

         We will be entitled to a federal income tax deduction as of the date the optionee recognizes ordinary income in the amount of ordinary income recognized by the optionee. In addition, we may be required to withhold income tax and employment tax with respect to the ordinary income recognized by the optionee at the time of exercise.


                                 PROPOSAL NO. 3
                  AMENDMENT OF 1995 EMPLOYEE STOCK OPTION PLAN
-------------------------------------------------------------------------------

         On February 28, 2000, the Board approved an amendment to the 1995 Employee Stock Option Plan to:

         - increase the number of shares available for issuance as incentive stock options or non-qualified options under the 1995 Employee Stock Option Plan from 1,304,959 to 2,100,000; and

         - provide that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by three percent of the number of shares outstanding on the preceding trading day.

         At the Annual Meeting, the shareholders are being asked to approve and ratify this increase in shares available for issuance under the 1995 Employee Stock Option Plan and the other amendments. The Board believes that the adoption of the amendments to the 1995 Employee Stock Option Plan will foster good employee relations and encourage and assist our employees to acquire an equity interest in us. The Board believes the utilization of the 1995 Employee Stock Option Plan helps align employee interest with other shareholders and helps provide for the future financial security of our employees. The 1995 Employee Stock Option Plan should thereby be helpful in attracting, retaining, and motivating employees. The 1995 Employee Stock Option Plan is described below. A copy of the amendment to the 1995 Employee Stock Option Plan is attached to this Proxy Statement as Exhibit B.

        THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1995
                          EMPLOYEE STOCK OPTION PLAN.

DESCRIPTION OF THE 1995 EMPLOYEE STOCK OPTION PLAN, AS AMENDED

         Effective October 21, 1995, the Board adopted, and our shareholders approved, the 1995 Employee Stock Option Plan. As of December 31, 1999, options to acquire approximately 1,213,349 shares were outstanding under the 1995 Employee Stock Option Plan. No director who is not also an executive officer holds options under the 1995 Employee Stock Option Plan. As of March 15, 2000, options held by the named executive officers under the 1995 Employee Stock Option Plan are shown on the following table:


                                                    Options Held Under the 1995
           Named Executive Officer                  Employee Stock Option Plan
           -----------------------                  --------------------------
           Bahram Yusefzadeh                                 80,000
           Raju M. Shivdasani                               464,150
           Theodore C. Burns                                 52,650
           Harold C. Boughton                               105,838
           Danny P. Baker                                   115,150

         The purpose of the 1995 Employee Stock Option Plan is to advance the interests of Phoenix, its subsidiaries, and its shareholders by affording certain employees of Phoenix and its subsidiaries' employees and other key persons an opportunity to acquire or increase their proprietary interests in Phoenix. The objective of the issuance of the options and restricted stock awards is to promote the growth and profitability of Phoenix and its subsidiaries because the recipients of options or restricted stock awards will have an additional incentive to achieve Phoenix's objectives through participation in its success and growth and by encouraging their continued association with or service to Phoenix. Persons eligible to participate in the 1995 Employee Stock Option Plan consist of all employees of Phoenix or any of its subsidiaries and other key persons whose participation in the 1995 Employee Stock Option Plan the Compensation and Stock Option Committee determines to be in the best interests of Phoenix.

         Options granted under the 1995 Employee Stock Option Plan may be incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, or non-qualified options, which are not intended to meet those requirements. Incentive stock options must have terms of ten years or less from the date of grant, and the fair market value of grants of incentive stock options during any year on the date of grant may not exceed $100,000. The 1995 Employee Stock Option Plan is administered by the Compensation and Stock Option Committee, having the duties and authorities provided in the Plan in addition to any other authority granted by the Board. The Committee has the full power and authority, in its discretion, subject to the provisions of the 1995 Employee Stock Option Plan, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the details and provisions of each stock option agreement and restriction agreement, and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the amending or altering of the Plan and any options or restricted stock awards granted under it, as may be required to comply with or to conform to any federal, state, or local laws or regulations. The Committee, in its discretion, selects the recipients of awards and the number of shares or options granted under the Plan and determines other matters such as:

         -        vesting schedules;

         - the exercise price of options (which cannot be less than 100% of the fair market value of the Common Stock on the date of grant for incentive stock options); and

         - the duration of awards (which cannot exceed ten years from the date of grant or modification of the option).

         Subject to shareholder approval, the aggregate number of shares of Common Stock reserved for the issuance of options and restricted stock awards under the 1995 Employee Stock Option Plan will be 2,100,000 shares. The maximum number of shares is subject to adjustment in accordance with the 1995 Employee Stock Option Plan. Any or all shares of Common Stock subject to the 1995 Employee Stock Option Plan may be issued in any combination of incentive stock options, non-qualified options, or restricted stock awards. Shares subject to an option or issued as a restricted stock award may be either authorized and unissued shares or shares issued and later reacquired by Phoenix. The shares covered by any unexercised portion of an option that has terminated for any reason, or any forfeited portion of a restricted stock award, may again be optioned or awarded under the 1995 Employee Stock Option Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Common Stock remaining available for options or restricted stock awards under the 1995 Employee Stock Option Plan.

CERTAIN FEDERAL INCOME TAX EFFECTS

         The following discussion of the federal income tax consequences of the 1995 Employee Stock Option Plan is intended to be a summary of applicable federal income tax law. State and local tax consequences may differ.

         Incentive Stock Options. A participant is not taxed on the grant or exercise of an incentive stock option. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the participant's gain, if any, by a later disposition of those shares will be treated as long term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired by exercising an incentive stock option before satisfying the one and two year holding periods described above, the participant will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of:

         - the amount realized on disposition less the participant's adjusted basis in the stock (usually the option exercise price); or

         - the difference between the fair market value of the stock on the option exercise date and the option price.

The balance of the consideration received on disposition will be long term capital gain if the stock had been held for at least one year following exercise of the incentive stock option. We are not entitled to an income tax deduction on the grant or the exercise of an incentive stock option or on the participant's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to the ordinary income recognized by the participant.

         Non-Qualified Options. Generally, a participant is not taxed on the grant of a non-qualified option. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the option exercise price and the fair market value of the shares on the date of the exercise. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. We do not receive an income tax deduction for this gain.

         Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable, an employee will recognize ordinary income equal to the amount by which the restricted stock's fair market value on the date that it vests exceeds the price paid for the restricted stock. An employee may, however, elect to recognize income as of the date of grant of the restricted stock, in an amount equal to the amount by which the fair market value of the restricted stock on the date of grant exceeds the price paid for the restricted stock. If such an election is made, no additional income will be recognized when the stock vests or becomes transferable. If the shares are subsequently forfeited, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for the restricted stock, but only to the extent the amount paid exceeds the amount realized by the employee on the forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price that was previously included in income. Dividends paid on the shares of restricted stock before they vest will be taxed to the employee either as additional compensation or, if the employee has made the election described above, as dividend income.


                      SUBMISSION OF SHAREHOLDER PROPOSALS

         If you want us to consider including a proposal in our 2001 proxy statement, you must deliver it to our Secretary at our principal place of business in Heathrow, Florida, no later than December 11, 2000. You may also submit the names of individuals who you wish to be considered by the Board of Directors as nominees for directors. Additionally, the advance notice provisions of our Bylaws require that any shareholder proposal to be presented from the floor of the next annual meeting must be received before February 4, 2001.


                              INDEPENDENT AUDITORS

         We selected the firm Ernst & Young LLP to serve as the independent auditors for Phoenix for the year ended December 31, 1999. Ernst & Young LLP has served as Phoenix's auditors since 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file reports of securities ownership and changes in such ownership with the SEC and Nasdaq. These persons also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished and representations that no other reports were required, we believe that, during fiscal 1999, our executive officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except for Ruann F. Ernst, Ronald
E. Fenton, J. Michael Murphy, and Ronald G. Welsh. Ms. Ernst had one transaction which should have been reported on a Form 4 which was reported late. Mr. Fenton had one transaction which should have been reported on a Form 4 which was reported on a Form 5. Mr. Murphy filed his Form 5 for December 31, 1999 late. Mr. Welsh had one transaction which should have been reported on a Form 3 which was reported late.

                                 OTHER MATTERS

         The Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the proxy card will vote such proxy on such matters as determined by a majority of the Board of Directors.

                                    By Order of the Board of Directors


                                    /s/ Bahram Yusefzadeh
                                    ----------------------------------
                                    Bahram Yusefzadeh
                                    Chairman of the Board of Directors and
                                    Chief Executive Officer


Dated: April 12, 2000

                                    EXHIBIT A

                                AMENDMENT NO. 1
                                       TO
                        1996 DIRECTOR STOCK OPTION PLAN
                                       OF
                        PHOENIX INTERNATIONAL LTD., INC.


         WHEREAS, effective as of May 24, 1996, the Board of Directors of Phoenix International and the shareholders approved and adopted the 1996 Director Stock Option Plan (the "1996 Plan"); and

         WHEREAS, on February 28, 2000 the Board of Directors approved and on May 5, 2000 the shareholders approved and adopted, certain amendments to the 1996 Plan, as set forth below.

         The 1996 Director Stock Option Plan is hereby amended as follows:

         1. PURPOSE. The 1996 Director Stock Option Plan of PHOENIX INTERNATIONAL LTD., INC. (the "Company") is intended as an incentive to retain, as directors of the Company, persons of training, experience and ability, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries (as hereafter defined).

         2. DEFINITIONS. As used in the 1996 Plan, as amended, the following terms shall have the meanings indicated:

            (a) "Eligible Person(s)" shall mean those persons who are Directors of the Company or any director of any Subsidiary of the Company serving a similar function as a Director.

            (b) "Fair Market Value" of a Share on any date of reference shall be the Closing Price on the business day preceding such date. For this purpose, the "Closing Price" of the Shares on any business day shall be: (i) if the Shares are listed or admitted for trading on any United States national securities exchange, the last reported sale price of Shares on such exchange, as reported in any newspaper of general circulation; (ii) if Shares are quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of Shares on such system; (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for Shares as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Shares on at least five of the ten preceding days; or (iv) in lieu of the above, if actual transactions in the Shares are reported on a consolidated transaction reporting system, the last sale price of the Shares for such day and on such system.

            (c) "Plan" shall mean this 1996 Director Stock Option Plan of Phoenix International Ltd., Inc., as amended.

            (d) all remaining capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Plan.

         3. AUTOMATIC GRANT OF OPTION. Section 6 of the Plan is hereby deleted and replaced with the following:

            (a) Options shall be granted only to Eligible Persons. Each Option shall be evidenced by an Option Agreement, which shall contain terms that are not inconsistent with this Plan or applicable laws.

            (b) The Options granted to Directors under this Plan shall be in addition to regular director's fees, if any, or other benefits, if any, with respect to the Director's position with the Company or its Subsidiaries. Neither the Plan nor any Options granted under the Plan shall confer upon any person any right to continue to serve as a Director.

            (c) Options shall automatically be granted to each Eligible Person as follows:

                  (i) on May 5, 2000, such Eligible Person shall automatically be granted an Option to acquire 4,000 shares of Common Stock for his service as a Director during 2000;

                  (ii) on the date an Eligible Person is newly elected or appointed as a Director following May 5, 2000 and during the existence of the Plan, such Eligible Person shall automatically be granted an Option to acquire 10,000 shares of Common Stock for his service as a Director;

                  (iii) on each Anniversary Day for an Eligible Person during the existence of the Plan, such Eligible Person shall automatically be granted an Option to acquire 10,000 shares of Common Stock for his service as a Director; and

                  (iv) on the date an Eligible Person is elected or reelected to serve as a Committee Member on the Executive Committee or Audit Committee during the existence of the Plan, such Eligible Person shall be granted an option to acquire 5,000 shares of Common Stock for his service as such a Committee Member on each such committee that he serves;

                  (v) on the date an Eligible Person is elected or re-elected to serve as a Committee Member on the Compensation and Stock Option Committee during the existence of the Plan, such Eligible Person shall be granted an Option to acquire 2,500 shares of Common Stock for his service as such a Committee Member on each such committee that he serves;

                  (vi) on the date each Eligible Person is elected or re-elected to serve on the Board of Directors of any Subsidiary, and for each anniversary thereafter, such Eligible Person (provided they are not an officer or Director of the Company or an employee of the Company or such Subsidiary), shall automatically be granted an Option to acquire 5,000 shares of Common Stock pursuant to this Plan.

            (d) Except for the automatic grants of Options under Section 6(c), no Options shall otherwise be granted hereunder, and the Board shall not have any discretion with respect to the grant of Options within the meaning of Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

         4. EXERCISE PRICE, VESTING SCHEDULE AND TERM OF OPTION. Section 7(b) of the Plan is hereby amended and restated to provide:

            (a) An Option may not be exercised prior to six months from the date it is vested, and each grant shall vest immediately on the Date of Grant.

         5. EFFECTIVE DATE AND TERMINATION DATE. The effective date of this Amendment is February 28, 2000, the date on which the Board adopted this Amendment, but is subject to the approval of the holders of a majority of the Common Stock present either in person or by proxy and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum is present representing a majority of all outstanding voting Common Stock either in person or by proxy. In the event that such shareholder approval is not obtained, all options granted pursuant to the Amendment which would not be capable of being issued under the Plan before giving effect to this Amendment shall be null and void. This Amendment shall terminate on the tenth anniversary of the effective date of the Plan, May 24, 1996.

                                    PHOENIX INTERNATIONAL LTD., INC.



                                    By:
                                        ----------------------------
                                        Name:
                                        Title:

                                   EXHIBIT B

                             FOURTH AMENDMENT TO THE
                        PHOENIX INTERNATIONAL LTD., INC.
                             1995 STOCK OPTION PLAN


         WHEREAS, the Board of Directors of Phoenix International Ltd., Inc., a Florida corporation (the "Company"), adopted the Phoenix International Ltd., Inc. 1995 Stock Option Plan (the "October Plan"), effective as of October 21, 1995, and recommended that it be approved by the shareholders; and

         WHEREAS, the shareholders adopted the October Plan pursuant to written consents dated on or before December 31, 1995; and

         WHEREAS, the purpose of the October Plan is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain employees of the Company and its subsidiaries and other key persons an opportunity to acquire or increase their proprietary interests in the Company; and

         WHEREAS, effective May 24, 1996, the Board of Directors approved and the shareholders ratified certain amendments to the October Plan and on each of May 16, 1997 and May 8, 1998, the shareholders ratified and approved certain further amendments to the October Plan which had been previously approved by the Board of Directors and recommended to the shareholders for approval; and

         WHEREAS, on February 28, 2000, the Board of Directors approved the following further amendments to the October Plan and recommended that such amendments be approved by the shareholders:

         NOW, THEREFORE, the October Plan is hereby amended as follows:

         1. Defined Terms. Initially capitalized terms used in this Amendment, which are not otherwise defined by this Amendment, are used with the same meaning ascribed to such terms in the October Plan.

         2. Amendments.

            a. Section 4.1 of the October Plan is amended to read as follows:

                        4.1 Limitations. Subject to any antidilution adjustment
            pursuant to the provisions of Section 4.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 2,100,000, and not more than 577,500 shares of Stock may be made subject to Options to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. The number of shares of Stock available for issuance hereunder shall automatically increase on the first trading day each calendar year beginning

            January 1, 2001, by an amount equal to three percent (3%) of the shares of Stock outstanding on the trading day immediately preceding January 1 of that year; provided, however, that such increase shall not increase the number of Incentive Stock Options granted above the total number of shares available for grant as stated in the first sentence of this Section 4.1 unless the shareholders later ratify such Incentive Stock Option grant(s). Any or all shares of stock subject to the Plan may be issued in any combination of Incentive Stock Options or non-Incentive Stock Options, and the amount of Stock subject to the Plan may be increased from time to time in accordance with Article VIII. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph) may again be optioned under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option hereunder.

If Options are issued in respect of options to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company), to the extent that such issuance shall not be inconsistent with the terms, limitations and conditions of Code Section 422 or Rule 16b-3 under the Exchange Act, the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be optioned to any other person.

            b. Article VIII of the October Plan is restated in its
               entirety as follows:

                        8.1 Termination and Amendment. The Board may at any time
            amend or terminate the Plan; provided, however, that the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date that the Board amends the Plan) may not amend the Plan to:

                        (a) Increase the total number of shares of Stock
            issuable pursuant to Incentive Stock Options under the Plan, except as contemplated in Sections 4.1 and 4.2 hereof; or

(b) Change the class of employees eligible to receive Incentive Stock Options that may participate in the Plan.

                        8.2 Effect on Optionee's Rights. No termination,
            amendment, or modification of the Plan shall affect adversely an Optionee's rights under a Stock Option Agreement without the consent of the Optionee or his legal representative.

         3. Effectiveness. This Amendment shall not become effective unless and until such provisions are approved by vote of the holders of at least a majority of the outstanding capital stock of the Company present, or represented, and entitled to vote on such matter at a meeting of shareholders duly called and convened within one year following the date hereof.

         4. Approval. Except as hereinabove amended and modified, the October Plan is approved, ratified and affirmed without further modification or amendment.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of February 28, 2000, in accordance with the authority provided by the Board of Directors.

                                    PHOENIX INTERNATIONAL LTD., INC.


                                    By: /s/ Bahram Yusefzadeh
                                       -------------------------------
                                       Name:  Bahram Yusefzadeh
                                       Title:  Chief Executive Officer

                            PROXY FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                        PHOENIX INTERNATIONAL LTD., INC.
                            TO BE HELD ON MAY 5, 2000


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Bahram Yusefzadeh and Raju M. Shivdasani or either of them as true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Phoenix International Ltd., Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Phoenix to be held on May 5, 2000 at Phoenix's corporate headquarters located at 500 International Parkway, Heathrow, Florida 32746 at 9:00 a.m. local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. These proxies are directed to vote on the matters described in the notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1.   ELECTION OF DIRECTORS:

               J. MICHAEL MURPHY
               O. JAY TOMSON
               RUANN F. ERNST
               WILLIAM C. HESS


               [ ]  FOR all nominees             [ ]   WITHHOLD AUTHORITY to
                    listed (except as                  vote for all nominees
                    marked to the contrary)

                (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below.)


2.   PROPOSAL to amend the 1996 Director Stock Option Plan.

               [ ]  FOR         [ ]  AGAINST        [ ]  ABSTAIN

3.   PROPOSAL to amend the 1995 Employee Stock Option Plan.

               [ ]  FOR         [ ]  AGAINST        [ ]  ABSTAIN

4. IN THEIR DISCRETION, Bahram Yusefzadeh and Raju M. Shivdasani or either of them may act upon such other business as may properly come before the meeting or any adjournment thereof.




                           Dated:
                                  ----------------------------,  2000


                           ----------------------------------------------------
                           Signature of Shareholder(s)

                           ----------------------------------------------------
                           Signature of Shareholder(s)

                           Please sign exactly as name or names appear hereon. Where more than one owner is shown on a stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity must give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.